UNITED STATES
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PMA Capital Corporation

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PMA Capital Corporation issued the following press release on April 27, 2010:

For Immediate Release	Contact:	John M. Cochrane
(610) 397-5298
john_cochrane@pmagroup.com

PMA Capital to Amend Section 382 Rights Plan

Blue Bell, PA, April 27, 2010 – PMA Capital Corporation (NASDAQ: PMACA) (the “Company”) today announced that its Board of Directors determined that if the Company’s shareholders vote to approve the Section 382 Shareholder Rights Plan dated as of August 6, 2009 (the “Rights Plan”) at the Annual Meeting of Shareholders to be held on May 5, 2010 (the “Approval Date”), the Board will promptly amend the Rights Plan to require that it be submitted to the shareholders for their approval every three years following the Approval Date for so long as the Rights Plan remains in effect.  The proposal to approve the Rights Plan is set forth in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, which was mailed to the Company’s shareholders on or about March 30, 2010.

The Board of Directors of the Company adopted the Rights Plan in order to protect the Company’s ability to use its net operating loss carry forwards to reduce potential future federal income tax obligations.  The Rights Plan will expire on August 6, 2010 if shareholder approval of the Rights Plan is not obtained before then.

PMA Capital Corporation, headquartered in Blue Bell, Pennsylvania, is a holding company whose operating subsidiaries provide insurance and fee-based services.  Insurance products include workers’ compensation and other commercial property and casualty lines of insurance.  Fee-based services include third party administrator, managing general agent and program administrator services.  The operating subsidiaries are marketed under PMA Companies and include The PMA Insurance Group, PMA Management Corp., PMA Management Corp. of New England and Midlands Management Corporation.

For additional information, visit www.pmacapital.com.